Exhibit 10.69
Merrill Lynch Credit Corporation
Merrill Lynch Global Bank Group
4804 Deer Lake Drive East
Jacksonville, Florida 32246-6484
EXECUTION
August 8, 2008
PHH Mortgage Corporation
1 Mortgage Way
Mt. Laurel, New Jersey 08504
Attention: Gregory A. Gentek, Mail Stop JSVP

Re:	Servicing Rights Purchase and Sale Agreement Dated January 28, 2000, as Amended (the “Agreement”)
Dear Greg:
As you know, on December 27, 2007, PHH Mortgage Corporation (“PHH”) proposed a Repricing Request as contemplated by Section 3.01 of the Agreement (non-defined capitalized terms used herein shall have the meanings given in the Agreement). Merrill Lynch Credit Corporation (“MLCC”) rejected that request by our letter dated March 3, 2008. We have both therefore retained the services of an Arbitrator as contemplated by Section 3.01(b)(ii) of the Agreement. In lieu of continuing with the arbitration process, this will confirm that we have mutually agreed to resolve this matter as follows:
1. PHH has paid MLCC in full for all Servicing Rights sold by MLCC to PHH through and including March 28, 2008. The Purchase Price for these Servicing Rights was calculated in accordance with the Pricing Matrix in effect as of March 28, 2008.
2. MLCC shall no longer sell Servicing Rights for Alternative Mortgage Loans to PHH on a “flow” basis for Alternative Mortgage Loans closed from and after March 31, 2008 (the “Effective Date”).
3. PHH shall sub-service all Alternative Mortgage Loans for MLCC originated from and after the Effective Date. MLCC and PHH shall execute a sub-servicing agreement to govern this sub-servicing relationship contemporaneously with the execution of this letter agreement (this “Letter”).
4. MLCC shall notify PHH of any proposed sale or securitization of any Alternative Mortgage Loan to an unaffiliated third party and request that PHH submit a bid for the purchase of the underlying Servicing Rights (hereafter, a “Request for Proposal”) PHH shall have three (3) Business Days to respond to the Request for Proposal by delivering a bid letter to MLCC. MLCC shall either: (i) accept such bid in which case the applicable servicing rights shall be sold to PHH pursuant to the Agreement; or (ii) reject the bid in which case MLCC may, in its discretion, either retain the applicable Servicing Rights or sell them to a third party. In the event MLCC sells the applicable Servicing Rights to PHH, PHH shall promptly and in good faith negotiate and enter into an appropriate servicing agreement with the applicable counterparty on mutually agreeable terms between PHH and such counterparty. MLCC shall reimburse PHH for any reasonable out-of-pocket expenses incurred by PHH to review such agreement, including but not limited to any reasonable outside counsel fees incurred; provided that MLCC pre-approves PHH’s use of outside counsel in writing.
5. MLCC and PHH shall execute an amendment to the Agreement contemporaneously with the execution of this Letter to implement the foregoing.
This Letter and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of New York without reference to conflict of law principles. This Letter: (i) may be executed in one or more counterparts, each of which, when so executed, shall be deemed to be an original; such counterparts, together, shall constitute one and the same agreement, and (ii) shall bind and inure to the benefit of and be enforceable by MLCC and PHH and their respective permitted successors and assigns. Neither MLCC nor PHH may assign any or all of its rights and obligations hereunder to an unaffiliated third party without the consent of the other party hereto (assignments to affiliated parties shall not require consent). Please sign a copy of this letter where indicated below to evidence PHH’s agreement to the foregoing.

Thank you

Very truly Yours

/s/ Irma S. Marshall

Irma S. Marshall

Vice President

Accepted and agreed,
PHH Mortgage Corporation

By:	/s/ Gregory A. Gentek
Name:	Gregory A. Gentek
Title:	Sr. Vice President
Date: